Exhibit 99.1

ITG Releases July 2016 U.S. Trading Volumes

NEW YORK, August 8, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that July 2016 U.S. trading volume was 2.2 billion shares and average daily volume (ADV) was 112 million shares. This compares to 3.1 billion shares and ADV of 141 million shares in June 2016 and 4.3 billion shares and ADV of 197 million shares in July 2015. There were 20 trading days in July 2016 and 22 trading days in both June 2016 and July 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

July 2016	20	2,248,698,298	112,434,915	45,633,530	274	10,495,555	21,350	38,542

YTD 2016	145	20,537,623,979	141,638,786	55,440,323	273	11,592,345	16,268	34,620

*Excluding shares crossed through POSIT Alert from ITG algorithms

International Trading Activity

The average daily trading commissions in July 2016 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 2% in U.S. dollar terms on a combined basis as compared to the second quarter of 2016.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

ITG applies technology and trading expertise to reduce implementation costs, helping clients improve investment performance. ITG provides liquidity, execution, analytics and workflow solutions to leading asset management and brokerage firms. Investment Technology Group, Inc. (NYSE: ITG) has offices in Asia Pacific, Europe and North America and offers trading services in more than 50 countries. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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